Exhibit 99.1

Air Lease Corporation Announces Fiscal Year & Fourth Quarter 2018 Results

Los Angeles, California, February 21, 2019 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the year and three months ended December 31, 2018.

•	Revenues:

◦       $450 million for the three months ended December 31, 2018, an increase of 12.9%

◦      $1.7 billion for the full year 2018, an increase of 10.8%

•	Diluted earnings per share:

◦       $1.24 for the three months ended December 31, 2018, a decrease of 70.6%, which is primarily attributable to the enactment of the U.S. Tax Cuts and Jobs Act (the "Tax Reform Act").

◦      $4.60 for the full year 2018, a decrease of 32.6%, which is primarily attributable to the enactment of the Tax Reform Act.

•	Adjusted diluted earnings per share before income taxes

◦       $1.65 for the three months ended December 31, 2018, an increase of 3.1%

◦      $6.20 for the full year 2018, an increase of 4.4%

•	Margin:

◦       Pre-tax margin of 38.1% for the full year 2018

◦       Adjusted pre-tax margin of 41.1% for the full year 2018

•	Return on equity:

◦       Pre-tax return on equity of 14.3% for the full year 2018

◦       Adjusted pre-tax return on equity of 15.5% for the full year 2018

Highlights

•

Took delivery of 12 aircraft from our order book during the quarter, representing $881 million in aircraft investments, ending the quarter with an operating portfolio net book value of $15.7 billion with a weighted average age of 3.8 years and a weighted average lease term remaining of 6.8 years.

•	Sold five aircraft during the quarter for sales proceeds of $164 million.
•	Placed 91% of our order book on long-term leases for aircraft delivering through 2020 and 72% through 2021.
•

Ended the year with $25.7 billion in committed minimum future rental payments consisting of $11.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.9 billion in minimum future rental payments related to aircraft on order.

•	Issued a total of $3.03 billion of senior unsecured notes in 2018 and ended the year with liquidity of $4.3 billion.
•	In January 2019, the Company issued $700.0 million in aggregate principal amount of senior unsecured medium-term notes due 2024 that bear interest at a rate of 4.250%.
•

Declared a quarterly cash dividend of $0.13 per share on our outstanding common stock for the fourth quarter of 2018.  The dividend will be paid on April 10, 2019 to holders of record of our common stock as of March 20, 2019.

“We had a solid fourth quarter, concluding another successful year for ALC generating pre-tax return on equity of 14.3% and $1.25 billion of operating cash flow for the full year 2018. We are now in our tenth year of operation, and expect to reach $20 billion in assets in 2019 with a strong balance sheet. We have good momentum on lease placements and a strong outlook on aircraft sales and financing, already issuing $700 million of senior unsecured notes in January. We remain confident and optimistic looking forward,” said John L. Plueger, Chief Executive Officer and President.

“Air Lease once again continued its steady growth in 2018 with 336 owned and managed aircraft as of year-end, a 14% increase over 2017. Our order book now stands at 91% placed through 2020, and we continue to see strong demand for our modern, fuel efficient aircraft driven by replacement needs and passenger traffic trends. We are pleased with our financial results, which are the outcome of our team’s dedication to serving our airline customers and adherence to our core operating principles,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

The following table summarizes the results for the three and twelve months ended December 31, 2018 and 2017 (in thousands, except per share amounts and percentages):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	2017	$ change	% change	2018	2017	$ change	% change
Revenues	$449,981	$398,471	$51,510	12.9%	$1,679,702	$1,516,380	$163,322	10.8%
Income before taxes	$172,028	$165,664	$6,364	3.8%	$640,138	$609,530	$30,608	5.0%
Net income	$138,399	$471,102	$(332,703)	(70.6)%	$510,835	$756,152	$(245,317)	(32.4)%
Adjusted net income before income taxes(1)	$184,816	$178,099	$6,717	3.8%	$690,322	$657,838	$32,484	4.9%
Diluted EPS	$1.24	$4.22	$(2.98)	(70.6)%	$4.60	$6.82	$(2.22)	(32.6)%
Adjusted diluted EPS before income taxes(1)	$1.65	$1.60	$0.05	3.1%	$6.20	$5.94	$0.26	4.4%

(1)

Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, such as settlement expense, net of recoveries, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Revenues increased $52 million or 12.9% to $450 million for the three months ended December 31, 2018, as compared to the three months ended December 31, 2017. This increase was principally driven by the continued growth of our fleet, partially offset by a decrease in our sales and trading activity.

Income before taxes increased $6 million or 3.8% to $172 million for the three months ended December 31, 2018, as compared to the three months ended December 31, 2017. This increase was principally driven by the continued growth of our fleet, partially offset by a decrease in our aircraft sales and trading activity.

Net income decreased $333 million or 70.6% to $138 million representing $1.24 per diluted share for the three months ended December 31, 2018, as compared to the three months ended December 31, 2017. The decrease primarily resulted from the enactment of the Tax Reform Act, which was effective beginning January 1, 2018, which resulted in a tax benefit of $354.1 million, or $3.16 per diluted share during the three months ended December 31, 2017. This decrease was partially offset by the growth in revenues highlighted above.

Flight Equipment Portfolio

Our fleet grew  by 18.3% based on net book value of $15.7 billion as of December 31, 2018 compared to $13.3 billion as of December 31, 2017.  As of December 31, 2018, our fleet was comprised of 275 aircraft, with a weighted-average age and remaining lease term of 3.8 years and 6.8 years, respectively, and 61 managed aircraft.  We have a globally diversified customer base of 94 airlines in 56 countries.

During the quarter ended December 31, 2018, we took delivery of 12 new aircraft and sold five aircraft ending the quarter with 275 owned aircraft in our operating lease portfolio.

The following table summarized the key portfolio metrics of our fleet as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Aggregate fleet net book value	$15.7 billion	$13.3 billion
Weighted-average fleet age(1)	3.8 years	3.8 years
Weighted-average remaining lease term(1)	6.8 years	6.8 years

Fleet size	275	244
Managed fleet	61	50
Aircraft on order	372	368
Aircraft purchase options(2)	50	5
Total	758	667

Current fleet contracted rentals	$11.8 billion	$10.1 billion
Committed fleet rentals	$13.9 billion	$13.3 billion
Total committed rentals	$25.7 billion	$23.4 billion

(1)   Weighted-average fleet age and remaining lease term calculated based on net book value.

(2)   As of December 31, 2018, we had options to acquire up to five Airbus A350-1000 and 45 Boeing 737-8 MAX aircraft.  As of December 31, 2017, we had options to acquire up to five Airbus A350-1000 aircraft.

The following table details the region concentration of our fleet:

	December 31, 2018	December 31, 2017
Region	% of Net Book Value	% of Net Book Value
Europe	29.9%	31.7%
Asia (excluding China)	24.5%	22.4%
China	17.0%	20.5%
The Middle East and Africa	12.4%	11.2%
Central America, South America, and Mexico	6.9%	7.0%
U.S. and Canada	4.8%	4.5%
Pacific, Australia, and New Zealand	4.5%	2.7%
Total	100.0%	100.0%

The following table details the composition of our fleet by aircraft type:

	December 31, 2018		December 31, 2017
Aircraft type	Number of Aircraft(1)	% of Total	Number of Aircraft(1)	% of Total
Airbus A319-100	1	0.4%	1	0.4%
Airbus A320-200	35	12.7%	40	16.4%
Airbus A320-200neo	6	2.2%	5	2.1%
Airbus A321-200	34	12.4%	29	11.9%
Airbus A321-200neo	14	5.1%	5	2.1%
Airbus A330-200	15	5.4%	15	6.1%
Airbus A330-300	5	1.8%	5	2.1%
Airbus A330-900neo	1	0.4%	—	—%
Airbus A350-900	6	2.2%	2	0.8%
Boeing 737-700	4	1.4%	3	1.2%
Boeing 737-800	98	35.6%	102	41.8%
Boeing 737-8 MAX	14	5.1%	2	0.8%
Boeing 767-300ER	1	0.4%	1	0.4%
Boeing 777-200ER	1	0.4%	1	0.4%
Boeing 777-300ER	24	8.7%	24	9.8%
Boeing 787-9	15	5.4%	8	3.3%
Embraer E190	1	0.4%	1	0.4%
Total	275	100.0%	244	100.0%

(1)	As of December 31, 2018, we had six aircraft held for sale. We did not have any aircraft held for sale as of December 31, 2017.

Debt Financing Activities

We ended the fourth quarter of 2018 with total debt financing, net of discounts and issuance costs, of $11.5 billion, resulting in a debt to equity ratio of 2.40:1.

Our debt financing was comprised of unsecured debt of $11.3 billion and such unsecured debt represented 96.5% of our debt portfolio as of December 31, 2018 as compared to 94.6% as of December 31, 2017.  Our fixed rate debt represented 86.4% of our debt portfolio as of December 31, 2018 as compared to 85.4% as of December 31, 2017.  Our composite cost of funds increased to 3.46% as of December 31, 2018 as compared to 3.20% as of December 31, 2017.

On November 20, 2018, we established a Medium-Term Note Program, under which we may issue, from time to time, up to $15.0 billion of debt securities designated as our Medium-Term Notes, Series A. In January 2019, we issued $700.0 million in aggregate principal amount of senior unsecured medium-term notes due 2024 that bear interest at a rate of 4.250% under our Medium-Term Note Program.

Our debt financing was comprised of the following at December 31, 2018 and December 31, 2017 (in thousands, except percentages):

	December 31, 2018	December 31, 2017
Unsecured
Senior notes	$10,043,445	$8,019,871
Term financings	607,340	203,704
Revolving credit facility	602,000	847,000
Convertible senior notes	—	199,983
Total unsecured debt financing	11,252,785	9,270,558
Secured
Term financings	371,203	484,036
Export credit financing	38,265	44,920
Total secured debt financing	409,468	528,956

Total debt financing	11,662,253	9,799,514
Less: Debt discounts and issuance costs	(123,348)	(100,729)
Debt financing, net of discounts and issuance costs	$11,538,905	$9,698,785
Selected interest rates and ratios:
Composite interest rate(1)	3.46%	3.20%
Composite interest rate on fixed rate debt(1)	3.42%	3.27%
Percentage of total debt at fixed rate	86.41%	85.42%

(1) This rate does not include the effect of upfront fees, undrawn fees or discount and issuance cost amortization.

Conference Call

In connection with the earnings release, Air Lease Corporation will host a conference call on February 21, 2019 at 4:30 PM Eastern Time to discuss the Company's financial results for the fourth quarter of 2018.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 6486363.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on February 21, 2019 until 7:30 PM ET on February 28, 2019. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 6486363.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC's website at www.airleasecorp.com.

Contact

Investors:
Mary Liz DePalma Assistant Vice President, Investor Relations Email: mdepalma@airleasecorp.com

Media:
Laura Woeste Manager, Media and Investor Relations Email: lwoeste@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

•

our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

•	our inability to obtain refinancing prior to the time our debt matures;
•	our inability to make acquisitions of, or lease, aircraft on favorable terms;
•	our inability to sell aircraft on favorable terms or to predict the timing of such sales;
•	impaired financial condition and liquidity of our lessees;
•	deterioration of economic conditions in the commercial aviation industry generally;
•	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;
•	increased maintenance, operating or other expenses or changes in the timing thereof;
•	our inability to effectively oversee our managed fleet;
•	changes in the regulatory environment, including tariffs and other restrictions on trade;
•

unanticipated impacts of the Tax Reform Act, including as a result of changes in assumptions we make in our interpretation of the Tax Reform Act, guidance related to application of the Tax Reform Act that may be issued in the future, and actions that we may take as a result of our expected impact of the Tax Reform Act; and

•	the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2018, and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$300,127	$292,204
Restricted cash	22,871	16,078
Flight equipment subject to operating leases	17,985,324	15,100,040
Less accumulated depreciation	(2,278,214)	(1,819,790)
	15,707,110	13,280,250
Deposits on flight equipment purchases	1,809,260	1,562,776
Other assets	642,440	462,856
Total assets	$18,481,808	$15,614,164
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$382,132	$309,182
Debt financing, net of discounts and issuance costs	11,538,905	9,698,785
Security deposits and maintenance reserves on flight equipment leases	990,578	856,140
Rentals received in advance	119,526	104,820
Deferred tax liability	643,767	517,795
Total liabilities	$13,674,908	$11,486,722
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value; authorized 500,000,000 shares; 110,949,850 and 103,621,629 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	1,110	1,036
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,474,238	2,260,064
Retained earnings	2,331,552	1,866,342
Total shareholders’ equity	$4,806,900	$4,127,442
Total liabilities and shareholders’ equity	$18,481,808	$15,614,164

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts and percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenues
Rental of flight equipment	$437,096	$378,481	$1,631,200	$1,450,735
Aircraft sales, trading and other	12,885	19,990	48,502	65,645
Total revenues	449,981	398,471	1,679,702	1,516,380

Expenses
Interest	85,442	64,326	310,026	257,917
Amortization of debt discounts and issuance costs	8,475	7,066	32,706	29,454
Interest expense	93,917	71,392	342,732	287,371

Depreciation of flight equipment	153,548	130,400	581,985	508,352
Selling, general and administrative	26,175	25,646	97,369	91,323
Stock-based compensation	4,313	5,369	17,478	19,804
Total expenses	277,953	232,807	1,039,564	906,850

Income before taxes	172,028	165,664	640,138	609,530
Income tax (expense) / benefit	(33,629)	305,438	(129,303)	146,622
Net income	$138,399	$471,102	$510,835	$756,152

Net income per share of Class A and Class B common stock:
Basic	$1.29	$4.56	$4.88	$7.33
Diluted	$1.24	$4.22	$4.60	$6.82
Weighted-average shares outstanding
Basic	107,017,743	103,401,287	104,716,301	103,189,175
Diluted	112,325,696	111,954,824	112,363,331	111,657,564

Other financial data
Pre-tax profit margin	38.2%	41.6%	38.1%	40.2%
Adjusted net income before income taxes(1)(2)	$184,816	$178,099	$690,322	$657,838
Adjusted margin before income taxes(1)(2)	41.1%	44.7%	41.1%	43.4%
Adjusted diluted earnings per share before income taxes(1)(2)	$1.65	$1.60	$6.20	$5.94
Pre-tax return on equity			14.3%	16.2%
Adjusted pre-tax return on equity(1)(2)			15.5%	17.5%

(1)    Adjusted net income before income taxes (defined as net income excluding the effects of certain non-cash items, one-time or non-recurring items, such as settlement expense, net of recoveries, that are not expected to continue in the future and certain other items), adjusted margin before income taxes (defined as adjusted net income before income taxes divided by total revenues, excluding insurance recoveries), adjusted pre-tax return on equity (defined as adjusted net income before income taxes divided by average shareholders' equity) and adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes plus assumed conversions divided by the weighted average diluted common shares outstanding) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income, pre-tax profit margin, earnings per share, pre-tax return on equity, and diluted earnings per share, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes, are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts and percentages)

The following tables show the reconciliation of net income to adjusted net income before income taxes and adjusted margin before income taxes (in thousands, except percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Reconciliation of net income to adjusted net income before income taxes:
Net income	$138,399	$471,102	$510,835	$756,152
Amortization of debt discounts and issuance costs	8,475	7,066	32,706	29,454
Stock-based compensation	4,313	5,369	17,478	19,804
Insurance recovery on settlement	—	—	—	(950)
Provision for income taxes	33,629	(305,438)	129,303	(146,622)
Adjusted net income before income taxes	$184,816	$178,099	$690,322	$657,838

Reconciliation of denominator of adjusted margin before income taxes:
Total revenues	$449,981	$398,471	$1,679,702	$1,516,380
Insurance recovery on settlement	—	—	—	(950)
Total revenues, excluding insurance recovery on settlement	$449,981	$398,471	$1,679,702	$1,515,430
Adjusted margin before income taxes	41.1%	44.7%	41.1%	43.4%

The following table shows the reconciliation of net income to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Reconciliation of net income to adjusted diluted earnings per share before income taxes:
Net income	$138,399	$471,102	$510,835	$756,152
Amortization of debt discounts and issuance costs	8,475	7,066	32,706	29,454
Stock-based compensation	4,313	5,369	17,478	19,804
Insurance recovery on settlement	—	—	—	(950)
Provision for income taxes	33,629	(305,438)	129,303	(146,622)
Adjusted net income before income taxes	$184,816	$178,099	$690,322	$657,838
Assumed conversion of convertible senior notes	914	1,566	6,219	5,842
Adjusted net income before income taxes plus assumed conversions	$185,730	$179,665	$696,541	$663,680
Weighted-average diluted shares outstanding	112,325,696	111,954,824	112,363,331	111,657,564
Adjusted diluted earnings per share before income taxes	$1.65	$1.60	$6.20	$5.94

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts and percentages)

The following table shows the reconciliation of net income to adjusted pre-tax return on equity (in thousands, except percentages):

	Twelve Months December 31,
	2018	2017
	(unaudited)
Reconciliation of net income to adjusted pre-tax return on equity:
Net income	$510,835	$756,152
Amortization of debt discounts and issuance costs	32,706	29,454
Stock-based compensation	17,478	19,804
Insurance recovery on settlement	—	(950)
Provision for income taxes	129,303	(146,622)
Adjusted net income before income taxes	$690,322	$657,838

Shareholders' equity as of beginning of the period	$4,127,442	$3,382,187
Shareholders' equity as of end of the period	$4,806,900	$4,127,442
Average shareholders' equity	$4,467,171	$3,754,815

Adjusted pre-tax return on equity	15.5%	17.5%

(2)    Management and our board of directors use adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes to assess our consolidated financial and operating performance.  Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results.  Adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes do not reflect our cash expenditures or changes in our cash requirements for our working capital needs.  In addition, our calculation of adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes may differ from the adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2018	2017
	(unaudited)
Operating Activities
Net income	$510,835	$756,152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	581,985	508,352
Stock-based compensation	17,478	19,804
Deferred taxes	129,303	(146,622)
Amortization of prepaid lease costs	24,579	19,265
Amortization of discounts and debt issuance costs	32,706	29,454
Gain on aircraft sales, trading and other activity	(34,442)	(74,337)
Changes in operating assets and liabilities:
Other assets	(74,223)	(108,623)
Accrued interest and other payables	51,175	50,832
Rentals received in advance	14,705	5,436
Net cash provided by operating activities	1,254,101	1,059,713
Investing Activities
Acquisition of flight equipment under operating lease	(2,512,582)	(1,972,009)
Payments for deposits on flight equipment purchases	(976,101)	(773,981)
Proceeds from aircraft sales, trading and other activity	391,372	779,489
Acquisition of furnishings, equipment and other assets	(287,509)	(177,450)
Net cash used in investing activities	(3,384,820)	(2,143,951)
Financing Activities
Issuance of common stock upon exercise of options and warrants	4,826	9,264
Cash dividends paid	(41,563)	(30,933)
Tax withholdings on stock-based compensation	(7,548)	(6,926)
Net change in unsecured revolving facilities	(245,000)	81,000
Proceeds from debt financings	3,533,885	2,183,824
Payments in reduction of debt financings	(1,270,505)	(1,303,499)
Debt issuance costs	(11,475)	(5,855)
Security deposits and maintenance reserve receipts	242,524	226,064
Security deposits and maintenance reserve disbursements	(59,709)	(51,221)
Net cash provided by financing activities	2,145,435	1,101,718
Net increase in cash	14,716	17,480
Cash, cash equivalents and restricted cash at beginning of period	308,282	290,802
Cash, cash equivalents and restricted cash at end of period	$322,998	$308,282
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $52,817 and $46,049 at December 31, 2018 and 2017, respectively	$332,426	$301,741
Cash paid for income taxes	$4,264	$5,497
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest, deposits on flight equipment purchases and seller financing applied to acquisition of flight equipment and other assets applied to payments for deposits on flight equipment purchases	$912,075	$644,206
Cash dividends declared, not yet paid	$14,421	$10,359